Exhibit 99.1

Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Business Update

ANN ARBOR, Michigan, May 26, 2020: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, today announced preliminary information from the first eight weeks of the second quarter in advance of its second quarter earnings release on Thursday, July 16, 2020 in light of the dynamic situation related to the COVID-19 pandemic.

Statement from Ritch Allison, Domino’s Chief Executive Officer:

Today we are providing a business update which includes preliminary sales results from the first eight weeks of the second quarter. We are doing so in the spirit of transparency, and due to the material increase in U.S. same store sales that we have experienced subsequent to our first quarter earnings release on April 23. Following today’s update, we intend to return to our normal quarterly reporting cadence, beginning with our full second quarter results in July.

On behalf of our global Domino’s system of franchisees and corporate team members, we are absolutely privileged to have the opportunity to serve our customers and our communities with a convenient, affordable and safe food and service experience. We are humbled by, and will never take for granted, the trust that customers have placed in our brand and people. We appreciate it more than ever during these challenging times.

Our U.S. sales results accelerated materially over weeks five through eight of the second quarter when compared to weeks one through four. We are seeing a tailwind as consumer behavior across the restaurant industry has shifted toward delivery and carryout, though we are not sure whether this trend will continue for the remainder of the second quarter or how long this tailwind may last. I am proud of the way the Domino’s system has responded rapidly to the COVID-19 environment, innovating across all aspects of our operations and our digital platforms to provide a contactless delivery and carryout experience, which is just one aspect of the unwavering commitment that we and our franchisees have to the safety of our customers and team members. We will continue to focus on providing our franchisees and stores with tools to remain operationally and financially healthy, and to provide a trusted, safe and affordable option for customers at a time when they need it most.

Our international sales results continue to be choppy – and may be for the foreseeable future. In some markets, sales results are matching or exceeding those that we see in the U.S. In others, where our master franchisees are still experiencing significant operating limitations or temporary store closures, those sales are down materially versus last year. At our peak, we had approximately 2,400 temporary store closures. I am very encouraged to report that our master franchisees continue to reopen stores daily, as they take a safe but proactive approach to getting back to doing what they do best … servicing their customers. We expect that temporary closures, partial-week openings, abbreviated store hours and limited service methods will continue to pressure international same-store and retail sales in the near-term.

In closing, I remain extremely proud of our global operators – from franchisees to general managers and store-level and supply chain center team members. Challenging circumstances always bring out the best in the Domino’s system and our COVID-19 response has been no exception. We will continue to be a “work in progress” brand, adapting to this new world, while maintaining our long-term emphasis on great-tasting pizza, value, service and technology.

I look forward to updating you again during our second quarter earnings call in July.

Preliminary Estimated Sales for the First Eight Weeks of the Second Quarter of 2020 (Unaudited)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section for additional details.

	Weeks One –Four Second Quarter of 2020 (March 23, 2020 to April 19, 2020)	Weeks Five – Eight Second Quarter of 2020 (April 20, 2020 to May 17, 2020)	Weeks One – Eight Second Quarter of 2020 (March 23, 2020 to May 17, 2020)
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+10.5%	+22.0%	+16.2%
U.S. franchise stores	+6.9%	+20.9%	+13.9%

U.S. stores	+7.1%	+20.9%	+14.0%

International stores (excluding foreign currency impact)	(1.1)%	+3.3%	+1.0%

Global retail sales growth: (versus prior year period)
U.S. stores	+10.7%	+25.0%	+17.8%
International stores	(16.6)%	(6.6)%	(11.6)%

Total	(3.1)%	+9.0%	+2.9%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+10.7%	+25.0%	+17.8%
International stores	(10.9)%	(1.4)%	(6.2)%

Total	(0.2)%	+11.6%	+5.7%

Update on International Market Closures Resulting from COVID-19

As of May 24, 2020, nearly all of the Company’s U.S. stores remain open, with dining rooms closed and stores deploying contactless delivery and carryout solutions. Based on information reported to the Company by its master franchisees, the Company estimates that as of May 24, 2020, there are less than 900 international stores that are temporarily closed.

Liquidity and Use of Cash Update

As previously disclosed, given the market uncertainty arising from COVID-19, the Company took a precautionary measure and borrowed the remaining availability of $158.0 million under its outstanding variable funding notes during the second quarter of 2020. The Company has since repaid $100.0 million of these borrowings. To date, the Company has continued to generate positive operating cash flow and currently has nearly $250.0 million of cash on hand to provide ongoing financial flexibility. Subsequent to the repayment, the Company currently has $102.0 million of available borrowings under its $200.0 million variable funding notes, net of letters of credit issued of $40.0 million.

Future Business Updates

The Company expects to continue its traditional quarterly reporting going forward and does not intend to issue further intra-quarter business updates related to the COVID-19 pandemic.

Comments on Regulation G

In this press release, the Company has included metrics such as global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Same store sales growth,” which is calculated for a given period by including only sales from stores that had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,000 stores in over 90 markets. Domino’s had global retail sales of over $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the first quarter of 2020, Domino’s had global retail sales of over $3.4 billion, with over $1.7 billion in the U.S. and over $1.7 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the first quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s Hotspots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In June 2019, through an announced partnership with Nuro, Domino’s furthered its exploration and testing of autonomous pizza delivery. In late 2019, Domino’s opened the Domino’s Innovation Garage adjacent to its headquarters in Ann Arbor, Michigan to fuel continued technology and operational innovation – while also launching its GPS technology, allowing customers to follow the progress of the delivery driver from store to doorstep.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 22, 2020. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to profitably manage their operations without negatively impacting our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.